PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 30, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes the Launch of a Diagnostic Test by

Health Diagnostic Laboratory based on Metabolon’s Quantose™ Insulin Resistance Markers

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes the announcement by Metabolon, Inc., and Health Diagnostic Laboratory, Inc. ("HDL"), that HDL, a CLIA-certified laboratory specializing in advanced cardiovascular and metabolic disease testing and health management, has launched a new blood test for stratifying prediabetic patients based on the Quantose™ insulin resistance markers discovered by Metabolon.

Insulin resistance is a primary risk factor for type 2 diabetes and cardiovascular complications, and the Quantose biomarkers have been incorporated into HDL’s newly launched Diabetes Prevention & Management Panel, or DPMP. The Quantose™ biomarkers are novel metabolites detected in blood that reflect insulin resistance and detect progression to prediabetes and diabetes earlier than traditional glycemic measures such as HbA1c. By considering insulin resistance, metabolites provide clinicians with a useful tool that goes beyond traditional measures to stratify patients based on their risk for developing diabetes. The Quantose™ markers are particularly useful in identifying prediabetic patients at the greatest risk of disease progression where drug or other interventional therapy may be appropriate.

"The launch of this new Diabetes Prevention & Management Panel by HDL, which includes Metabolon's Quantose insulin resistance markers, continues Metabolon's exciting commercial evolution from a successful service provider of biomarker analysis to a higher value provider of metabolomic-based diagnostic markers," said Doug Jamison, CEO of Harris & Harris Group.  "Nearly one in three U.S. adults, or nearly 80 million people, meet the criteria for prediabetes.  Like many of our portfolio companies, Metabolon is addressing a large and growing market opportunity where its transformative technology can have a meaningful impact on human health."

The press release from Metabolon and HDL can be viewed at http://www.metabolon.com/news/PressReleases.aspx?year=2013&open=052913#052913_span.

Harris & Harris Group is an investor in privately held Metabolon, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.metabolon.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.